Exhibit 10.1

EXECUTION VERSION

OMNIBUS AMENDMENT NO. 2

(Ares Capital JB Funding LLC)

THIS OMNIBUS AMENDMENT NO. 2, dated as of  December 20, 2013 (this “Amendment”), is entered into by and among Ares Capital JB Funding LLC, as the borrower (together with its successors and assigns in such capacity, the “Borrower”), Ares Capital Corporation, as the servicer (together with its successors and assigns in such capacity, the “Servicer”) and as the transferor (together with its successors and assigns in such capacity, the “Transferor”), Sumitomo Mitsui Banking Corporation (“SMBC”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the lender (together with its successors and assigns in such capacity, the “Lender”) and as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), and U.S. Bank National Association, as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and as the Bank (together with its successors and assigns in such capacity, the “Bank”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Loan and Servicing Agreement (as defined below).

R E C I T A L S

WHEREAS, the above-named parties have entered into the Loan and Servicing Agreement dated as of January 20, 2012 (such agreement as amended on September 14, 2012 by Omnibus Amendment No. 1 and as may be further amended, modified, supplemented or restated from time to time, the “Loan and Servicing Agreement”);

WHEREAS, the Transferor and the Borrower have entered into the Purchase and Sale Agreement dated as of January 20, 2012 (such agreement as amended on September 14, 2012 by Omnibus Amendment No. 1 and as may be further amended, modified, supplemented or restated from time to time, the “Purchase and Sale Agreement” and, together with the Loan and Servicing Agreement, the “Agreements”); and

WHEREAS, pursuant to and in accordance with Section 11.01 of the Loan and Servicing Agreement and Section 10.3 of the Purchase and Sale Agreement, the parties hereto desire to amend the Agreements in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.                                                 AMENDMENTS.

(a)                                 The Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Exhibit A hereto.

(b)                                 The Purchase and Sale Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Purchase and Sale Agreement attached as Exhibit B hereto.

SECTION 2.                                                 AgreementS in Full Force and Effect as Amended.

Except as specifically amended hereby, all provisions of the Agreements are hereby ratified and shall remain in full force and effect.  After this Amendment becomes effective, all references to the Loan and Servicing Agreement and the Purchase and Sale Agreement, respectively, and corresponding references thereto or therein such as “hereof,” “herein,” or words of similar effect referring to the Loan and Servicing Agreement and the Purchase and Sale Agreement shall be deemed to mean the Loan and Servicing Agreement and the Purchase and Sale Agreement as amended hereby.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Loan and Servicing Agreement or the Purchase and Sale Agreement other than as expressly set forth herein, and shall not constitute a novation of the Loan and Servicing Agreement or the Purchase and Sale Agreement.

SECTION 3.                                                 Representations.

Each of the Borrower, the Transferor, with respect to both Agreements, and the Servicer, with respect to the Loan and Servicing Agreement, severally for itself only, represents and warrants as of the date of this Amendment as follows:

(i)                                     it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(ii)                                  the execution, delivery and performance by it of this Amendment and the Loan and Servicing Agreement and the Purchase and Sale Agreement, each as amended hereby, are within its powers, have been duly authorized, and do not contravene (A) its corporate charter/certificate of incorporation, by-laws, or other organizational documents, or (B) any Applicable Law;

(iii)                               no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the Loan and Servicing Agreement and the Purchase and Sale Agreement, each as amended hereby by or against it;

(iv)                              this Amendment has been duly executed and delivered by it;

(v)                                 each of this Amendment, the Loan and Servicing Agreement and the Purchase and Sale Agreement, each as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(vi)                              no Unmatured Event of Default, Event of Default or Servicer Termination Event has occurred and is continuing and the execution of this Amendment by the parties hereto will not result in the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event.

SECTION 4.                                                 Conditions to Effectiveness.

The effectiveness of this Amendment is conditioned upon: (i) payment of the outstanding fees and disbursements of the Lender; (ii) delivery and execution of certain amendments to the SMBC Lender Fee Letter by the parties thereto; (iii) delivery of an opinion of counsel for the Borrower and the Servicer in form and substance reasonably satisfactory to the Administrative Agent and the Lender, including, without limitation, enforceability, due authorization and legal agreement conflicts matters; and (iv) delivery of executed signature pages by all parties hereto to the Administrative Agent.

SECTION 5.                                                 Miscellaneous.

(a)                                 This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b)                                 The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)                                  This Amendment may not be amended or otherwise modified except as provided in the Loan and Servicing Agreement and the Purchase and Sale Agreement, respectively.

(d)                                 The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment, the Loan and Servicing Agreement or the Purchase and Sale Agreement.

(e)                                  Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)                                   This Amendment, the Loan and Servicing Agreement and the Purchase and Sale Agreement contain the final and complete integration of all prior expressions by the parties hereto only with respect to the matters expressly set forth herein and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.  There are no unwritten oral agreements among the parties with respect to the matters set forth herein.

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(g)                                  The provisions of Sections 11.08 and 11.09 of the Loan and Servicing Agreement and Section 10.12 of the Purchase and Sale Agreement are each incorporated by reference herein mutatis mutandis.

(h)                                 The Administrative Agent and the Lender hereby authorize, direct and consent to the execution of this Amendment by the Collateral Agent, the Collateral Custodian and the Bank.

(i)                                     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ARES CAPITAL JB FUNDING LLC, as the Borrower

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE SERVICER:	ARES CAPITAL CORPORATION, as the Servicer

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE TRANSFEROR:	ARES CAPITAL CORPORATION, as the Transferor

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE ADMINISTRATIVE AGENT:	SUMITOMO MITSUI BANKING CORPORATION, as the Administrative Agent

	By:	/s/ Masaki Sone
Name: Masaki Sone
Title: Managing Director

THE LENDER:	SUMITOMO MITSUI BANKING CORPORATION, as the Lender

	By:	/s/ Masaki Sone
Name: Masaki Sone
Title: Managing Director

THE COLLATERAL AGENT:	SUMITOMO MITSUI BANKING CORPORATION, not in its individual capacity but solely as the Collateral Agent

	By:	/s/ Masaki Sone
Name: Masaki Sone
Title: Managing Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Custodian

	By:	/s/ John Leurini
Name: John Leurini
Title: Vice President

THE BANK:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Bank

	By:	/s/ John Leurini
Name: John Leurini
Title: Vice President

Exhibit A

CHANGED PAGES TO THE LOAN AND SERVICING AGREEMENT

(See attached)

EXECUTION VERSION

Conformed through Omnibus Amendment No. ~~1~~2

U.S. $400,000,000

LOAN AND SERVICING AGREEMENT

Dated as of January 20, 2012

By and Among

ARES CAPITAL JB FUNDING LLC,
as the Borrower

and

ARES CAPITAL CORPORATION,
as the Servicer and as the Transferor

and

SUMITOMO MITSUI BANKING CORPORATION,
as the Administrative Agent, as the Collateral Agent and as the Lender

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian and as the Bank

		Page

ARTICLE I. DEFINITIONS		1

Section 1.01	Certain Defined Terms	1

Section 1.02	Other Terms	~~36~~37

Section 1.03	Computation of Time Periods	37

Section 1.04	Interpretation	37

ARTICLE II. THE FACILITY		38

Section 2.01	Variable Funding Note and Advances	38

Section 2.02	Procedure for Advances	39

Section 2.03	Determination of Yield	41

Section 2.04	Remittance Procedures	~~41~~42

Section 2.05	Instructions to the Bank	46

Section 2.06	Borrowing Base Deficiency Payments	47

Section 2.07	Substitution and Sale of Loan Assets; Affiliate Transactions	~~47~~48

Section 2.08	Payments and Computations, Etc.	~~54~~55

Section 2.09	Fees	~~55~~56

Section 2.10	Increased Costs; Capital Adequacy	56

Section 2.11	Taxes	~~57~~58

Section 2.12	Collateral Assignment of Agreements	~~59~~60

Section 2.13	Grant of a Security Interest	60

Section 2.14	Evidence of Debt	~~60~~61

Section 2.15	Survival of Representations and Warranties	61

Section 2.16	Release of Loan Assets	61

Section 2.17	Treatment of Amounts Received by the Borrower	~~61~~62

i

(continued)

		Page

Section 2.18	Prepayment; Termination	~~61~~62

Section 2.19	Extension of Stated Maturity Date and Reinvestment Period	63

Section 2.20	Collections and Allocations	64

Section 2.21	Reinvestment of Principal Collections	65

ARTICLE III. CONDITIONS PRECEDENT		~~66~~67

Section 3.01	Conditions Precedent to Effectiveness	~~66~~67

Section 3.02	Conditions Precedent to All Advances	~~67~~68

Section 3.03	Advances Do Not Constitute a Waiver	70

Section 3.04	Conditions to Transfers of Loan Assets	70

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		~~71~~72

Section 4.01	Representations and Warranties of the Borrower	~~71~~72

Section 4.02	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio	80

Section 4.03	Representations and Warranties of the Servicer	81

Section 4.04	Representations and Warranties of the Collateral Agent	85

Section 4.05	Representations and Warranties of the Lender	86

Section 4.06	Representations and Warranties of the Collateral Custodian	86

ARTICLE V. GENERAL COVENANTS		87

Section 5.01	Affirmative Covenants of the Borrower	87

Section 5.02	Negative Covenants of the Borrower	~~93~~94

Section 5.03	Affirmative Covenants of the Servicer	97

Section 5.04	Negative Covenants of the Servicer	102

Section 5.05	Affirmative Covenants of the Collateral Agent	103

(continued)

		Page

Section 5.06	Negative Covenants of the Collateral Agent	~~103~~104

Section 5.07	Affirmative Covenants of the Collateral Custodian	104

Section 5.08	Negative Covenants of the Collateral Custodian	104

ARTICLE VI. ADMINISTRATION AND SERVICING OF CONTRACTS		~~104~~105

Section 6.01	Appointment and Designation of the Servicer	~~104~~105

Section 6.02	Duties of the Servicer	107

Section 6.03	Authorization of the Servicer	109

Section 6.04	Collection of Payments; Accounts	110

Section 6.05	Realization Upon Loan Assets	~~111~~112

Section 6.06	Servicing Compensation	112

Section 6.07	Payment of Certain Expenses by Servicer	112

Section 6.08	Reports to the Administrative Agent; Account Statements; Servicing Information	113

Section 6.09	Annual Statement as to Compliance	115

Section 6.10	Annual Independent Public Accountant’s Servicing Reports	115

Section 6.11	The Servicer Not to Resign	115

ARTICLE VII. EVENTS OF DEFAULT		116

Section 7.01	Events of Default	116

Section 7.02	Additional Remedies of the Administrative Agent	119

ARTICLE VIII. INDEMNIFICATION		122

Section 8.01	Indemnities by the Borrower	122

Section 8.02	Indemnities by Servicer	~~125~~126

Section 8.03	Legal Proceedings	~~127~~128

(continued)

This LOAN AND SERVICING AGREEMENT is made as of January 20, 2012, by and among:

(1)                                 ARES CAPITAL JB FUNDING LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2)                                 ARES CAPITAL CORPORATION, a Maryland corporation, as the Servicer (as defined herein) and as the Transferor (as defined herein);

(3)                                 SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”) and as the Lender (as defined herein); and

(4)                                 U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as the Bank (as defined herein) and as the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENTS

WHEREAS, the Lender has agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Borrowing Base;

WHEREAS, the proceeds of the Advances will be used (a) to finance the Borrower’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Transferor pursuant to the Purchase and Sale Agreement, with such Eligible Loan Assets to be approved by the Administrative Agent, (b) to fund the Unfunded Exposure Account and (c) to distribute such proceeds to the Borrower’s parent.

NOW THEREFORE, based upon the foregoing Preliminary Statements, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01              Certain Defined Terms.

(a)                                 Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)                                 As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor; provided further that, for the purposes of Section 2.07(b), Section 2.07(g), Section 4.01(ii), Section 4.03(q), Section 5.01(p) and Section 5.03(j) of this Agreement, as well as Section 4.1(ii), Section 5.2(j)(v) and Section 5.2(o) of the Purchase and Sale Agreement, the term “Affiliate” shall not include any Excluded Affiliate.

“Agented Note” means any Loan Asset (a) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (b) with respect to which, upon an assignment of the note under the Purchase and Sale Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority which are applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means, for each Eligible Loan Asset, 65%; provided that if, at the time any Eligible Loan Asset is transferred to the Borrower, the stated maturity date of such Eligible Loan Asset is a date subsequent to the Facility Maturity Date in effect at such time, the Applicable Percentage for such Eligible Loan Asset shall be 50%; provided further that if, after any such Eligible Loan Asset is transferred to the Borrower, as a result of the Initial Stated Maturity Extension or the Second Stated Maturity Extension the stated maturity date of such Eligible Loan Asset is a date prior to the Facility Maturity Date (as extended), the Applicable Percentage for such Loan Asset shall be 65% as of the date the applicable extension takes effect.

“Applicable Spread” means, (a) with respect to any rate based on LIBOR, ~~2.125~~2.00% per annum and (b) with respect to any rate based on the Base Rate, ~~1.125~~1.00% per annum; provided that, at any time after the occurrence of an Event of Default, the Applicable Spread shall be 4.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Borrower pursuant to the terms of the Purchase and Sale Agreement and the Loan Assignment by which the Transferor effects such conveyance.

“Approved Valuation Firm” shall mean (a) each of (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp. and (iv) Valuation Research Corporation, and (b) any other nationally recognized valuation firm approved by each of the Borrower and the Administrative Agent in their sole reasonable discretion.

“Ares” means Ares Capital Corporation.

“Ares LIBOR Rate”  means, with respect to any Loan Asset, the definition of “LIBOR Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “LIBOR Rate” or such comparable definition is not defined in such Loan Agreement, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day; provided that if such day is not a Business Day, the immediately preceding Business Day, as the rate for Dollar deposits with a one-month, a two-month or a three-month maturity, as applicable, as and when determined in accordance with the applicable Loan Agreement.

“Ares Prime Rate” means, with respect to any Loan Asset, the definition of “Prime Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Prime Rate” or such comparable definition is not defined in such Loan Agreement, the rate designated by certain reference lenders in the applicable Loan Agreement from time to time as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Ares Prime Rate is not intended to be lowest rate of interest charged by Ares in connection with extensions of credit to debtors.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Loan Asset, (i) on and after the Cut-Off Date but prior to the date the Assigned Value for such Loan Asset is first

“Designated Sale Proceeds” means Principal Collections received during the Reinvestment Period in connection with discretionary sales pursuant to Section 2.07(b) or Optional Sales pursuant to Section 2.07(c) designated to be applied to reduce Advances Outstanding in accordance with Section 2.04(b) or Section 2.04(c).

“Determination Date” means, with respect to each Payment Date, the last day of the prior calendar month.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent, the Collateral Agent and the Bank in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(e) or a disbursement request from the Principal Collection Account in accordance with Section 2.21, as applicable.

“Dollar”, “USD” or “~~U.S.~~$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

“Eligible Bid” means a bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral Portfolio in connection with a sale of the Collateral Portfolio in whole or in part pursuant to Section 7.02(i).

“Eligible Loan Asset” means, at any time, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule III hereto is true and correct.

“Eligible Replacement” has the meaning assigned to that term in Section 6.01(c).

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with the force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.  Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

proviso, a termination of this Agreement shall be deemed to reduce the Maximum Facility Amount to $0)); provided that the Make-Whole Premium shall be calculated without giving effect to the proviso in the definition of “Maximum Facility Amount”.

“Management Agreement” means the Investment Advisory and Management Agreement, dated as of September 30, 2004 (amended as of June 1, 2006), by and between Ares Capital Corporation and Ares Capital Management LLC, as further amended, restated supplemented, modified, waived and/or replaced from time to time.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Bank, the Administrative Agent, the Lender or the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or the other Secured Parties’ Lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset which:

(a)                                 reduces or forgives any or all of the principal amount due under such Loan Asset;

(b)                                 delays or extends the maturity date or any principal payment date for such Loan Asset (i) by more than six (6) months ~~or more or beyond the Facility Maturity Date~~(or,  long with all prior such amendments, waivers, modifications or supplements effected within a twelve (12) month period prior thereto, to the extent on or after the Cut-Off Date, causes the maturity date or principal payment date of such Loan Asset to be delayed or extended more than six (6) months in the aggregate) or (ii) beyond the Stated Maturity Date (provided that this clause (b)(ii) shall not apply to any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset the maturity date of which was subsequent to the Stated Maturity Date as of the Cut-Off Date for such Loan Asset);

(c)                                  waives one or more Interest payments, permits any Interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset by more than 2.00%_

(provided that, for the avoidance of doubt, this clause (c) shall apply to any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset which results in the reduction in spread or coupon, along with all prior reductions effected within a twelve (12) month period prior thereto, to the extent on or after the Cut-Off Date for such Loan Asset, exceeding 2.00% in the aggregate);

(d)                                 contractually or structurally subordinates such Loan Asset, or the Lien of such Loan Asset, by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset; or

(e)                                  substitutes, alters or releases a material portion of the Underlying Collateral securing such Loan Asset and such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset.

“Maximum Facility Amount” means initially $400,000,000, as such amount may be reduced from time to time pursuant to Section 2.18(b); provided that at any time after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which, in the case of the Borrower, the Borrower or any ERISA Affiliate thereof, or in the case of the Servicer, the Servicer or any ERISA Affiliate thereof, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Outstanding Balance of all Loan Assets transferred by the Transferor to the Borrower pursuant to the Purchase and Sale Agreement prior to such date, calculated as of the respective Cut-Off Dates of such Loan Assets, plus (b) sale proceeds of all Loan Assets sold pursuant to Sections 2.07(c) and (g) prior to such date, minus (c) the aggregate Outstanding Balance of all Loan Assets (other than Warranty Loan Assets) substituted pursuant to Section 2.07(a), sold pursuant to Sections 2.07(c) and (g) or released pursuant to Section 2.07(d) prior to such date.

“Non-Call Period” means the period from the First Amendment Effective Date to the date which is one year following the First Amendment Effective Date.

“Non-Excluded Taxes” means Taxes other than Excluded Taxes.

designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by SMBC or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account” means a trust subaccount (account number 156948-200 at the Bank), linked to and constituting part of the Collection Account into which Principal Collections shall be deposited, in the name of the Borrower for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Principal Collection Account.

“Principal Collections” means (a) any amounts deposited by the Borrower (or the Transferor on its behalf) in accordance with Section 2.06(a)(i) or Section 2.07(e)(i) and (b) with respect to any Loan Asset, all amounts received which are not Interest Collections, including without limitation all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, not attributable to the interest on such Loan Asset; provided that, for the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account or amounts withdrawn pursuant to Section 2.21.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, by and between the Transferor, as the seller, and the Borrower, as the purchaser, as such agreement was amended (x) by Omnibus Amendment No. 1, dated as of September 14, 2012, and (y) by Omnibus Amendment No. 2, dated as of December 20, 2013, and as may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower or the Transferor have acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to a payment default, or other default, by the related Obligor is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.14.

“Registered” means, for the purposes of the definition of “Permitted Investments”, in registered form for U.S. federal income tax purposes and issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having a Permitted Investment Required Rating; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such agreement’s Permitted Investment Required Rating.

“Reinvestment Period” means the date commencing on the Closing Date and ending on the earliest to occur of (a) September 14, ~~2015~~2016 (or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lender pursuant to Section 2.19(b)), (b) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof) and (c) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b); provided that if any of the foregoing is not a Business Day, the Reinvestment Period shall end on the next succeeding Business Day.

“Release Date” has the meaning assigned to that term in Section 2.07(e).

“Remittance Period” means, (a) as to the Initial Payment Date, the period beginning on January 20, 2012 and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means the date that is three Business Days prior to the Payment Date of each calendar month, commencing with the Payment Date in March, 2012.

“Required Lenders” has the meaning assigned to that term in Section 11.01(a).

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (d) any payment of management fees by the Borrower.  For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Agented Note that is transferred to the Borrower, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note and (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or its successors in interest).

“Scheduled Payment” means each scheduled payment of principal and/or Interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second Amendment Effective Date” means December 20, 2013.

“Second Reinvestment Period Extension” has the meaning assigned to that term in Section 2.19(b).

“Second Stated Maturity Extension” has the meaning assigned to that term in Section 2.19(a).

“Secured Party” means each of the Administrative Agent, the Lender (together with its successors and assigns), the Collateral Agent, the Collateral Custodian, the Bank and, to the extent of any Obligations owing to such Person hereunder or under any other Transaction Document, each of their respective Affiliates, assigns, officers, directors, employees and agents.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a)                                 any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days;

(b)                                 any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Servicing Standard regarding the servicing of the Collateral Portfolio and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c)                                  the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of ~~United States $50,000,000~~$75,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(d)                                 a Bankruptcy Event shall occur with respect to the Servicer;

(e)                                  Ares or an Affiliate thereof shall cease to be the Servicer (other than with the prior written consent of the Lender and the Administrative Agent);

(f)                                   any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring five Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(g)                                  any representation, warranty or certification made by the Servicer in any Transaction Document or in any document or report delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent or any of the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(h)                                 any financial or other information reasonably requested by the Administrative Agent or the Collateral Agent is not provided as requested within a reasonable amount of time following such request;

(j)                                    the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of ~~United States $50,000,000~~$75,000,000, individually or in the aggregate (excluding, in each case, any amounts covered by insurance), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or discharged during such 60 day period;

(k)                                 any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.04(a) of this Agreement;

(l)                                     the declaration or automatic occurrence of the Facility Maturity Date;

(m)                             any other event which has caused, or which would reasonably be expected to cause, a Material Adverse Effect on the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party; or

(n)                                 Ares shall assign its rights or obligations as “Servicer” hereunder to any Person without the consent of the Lender and the Administrative Agent (as required in Section 11.04(a)).

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (a) 0.50%, (b) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets and Defaulted Loan Assets on the first day and on the last day of the related Remittance Period and (c) the actual number of days in such Remittance Period divided by 360; provided that the rate set forth in clause (a) hereof may be increased up to 0.75% at the discretion of the Administrative Agent in the event that a Replacement Servicer (other than SMBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c).

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a) if the Servicer is the originator or an Affiliate thereof, the higher of: (i) in a manner which the Servicer believes to be consistent with the practices and procedures followed by institutional servicers of national standing relating to assets of the nature and character of the Loan Assets, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others, and (b) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“SMBC” means Sumitomo Mitsui Banking Corporation, a Japanese banking corporation, in its individual capacity, together with its successors and assigns.

“SMBC Lender Fee Letter” means that certain lender fee letter, dated as of the Closing Date, by and among the Borrower, the Servicer, the Administrative Agent and SMBC, as such letter ~~may be~~was amended (x) by the Amended and Restated Fee Letter Agreement, dated as of September 14, 2012, and (y) by the Second Amended and Restated Fee Letter Agreement, dated as of December 20, 2013, and as may be further amended, restated, supplemented, modified, waived and/or replaced from time to time.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met:  (a) the fair market value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“State” means one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means September 14, ~~2020~~2021 (or, if such day is not a Business Day, the next succeeding Business Day) or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lender pursuant to Section 2.19(a).

“Subsidiary” means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement, as contemplated by Section 2.07(a) or Section 2.07(e)(ii).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded, does not contain any unfunded commitment on the part of the Borrower arising from an extension of credit by the Borrower to an Obligor and cannot be re-drawn upon (to the extent previously repaid by the Obligor).

“Transaction Documents” means this Agreement, any Variable Funding Note (if delivered hereunder), any Joinder Supplement, the Purchase and Sale Agreement, the Control Agreement, the U.S. Bank Fee Letter, the SMBC Lender Fee Letter, the Collateral Agent Fee Letter and each document, instrument or agreement related to any of the foregoing.

“Transferor” means Ares, in its capacity as the transferor hereunder and as the seller under the Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“U.S. Bank” has the meaning assigned to that term in the preamble hereto.

“U.S. Bank Fee Letter” means the U.S. Bank Fee Letter, dated as of the Closing Date, by and between the Borrower and U.S. Bank, as such letter may be amended, restated, supplemented, modified, waived and/or replaced from time to time.

(f)                                   reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g)                                  reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h)                                 reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and

(i)                                     reference to the “occurrence” of an Event of Default means after any grace period applicable to such Event of Default and shall not include any Event of Default that has been expressly waived in writing in accordance with the terms of this Agreement.

ARTICLE II.

THE FACILITY

SECTION 2.01              Variable Funding Note and Advances.

(a)                                 Variable Funding Note. Upon the written request of the Lender, the Borrower shall (on the terms and subject to the conditions hereinafter set forth) deliver to the Lender, at the address set forth in Section 11.02, a duly executed variable funding note (as amended, restated, supplemented and/or otherwise modified from time to time, the “Variable Funding Note”), in substantially the form of Exhibit H, in an aggregate face amount equal to the Maximum Facility Amount, and otherwise duly completed. If any Variable Funding Note is issued, interest shall accrue on such Variable Funding Note, and such Variable Funding Note shall be payable, as described herein.

(b)                                 Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request that the Lender make Advances secured by the Collateral Portfolio, (x) to be paid to the Borrower for the purpose of purchasing Eligible Loan Assets, (y) to be deposited in the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount or (z) to be paid to the Borrower for distributions to the Transferor in connection with prior transfers of unleveraged Eligible Loan Assets to the Borrower as capital contributions to the Borrower, including with respect to any Borrowing Base capacity resulting from any repayment of Advances previously made to Borrower (so long as such distribution is permitted pursuant to Section 5.02(m)).  Other than pursuant to (and to the extent required by) Section 2.02(f), under no circumstances shall the Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein (including without limitation Section 2.02(f)), the Lender shall not be obligated to provide the Borrower (or to the Unfunded Exposure Account, if applicable) with aggregate funds in connection with an Advance if upon making such Advance, the Advances Outstanding would exceed the Maximum Facility Amount; provided that for any Advance requested pursuant to Section 2.02(f), “Maximum Facility Amount” shall not take into account the proviso set forth in the definition thereof.

(c)                                  Notations on Variable Funding Note. The Lender is hereby authorized to enter on a schedule attached to any Variable Funding Note issued hereunder a notation (which may be computer generated) with respect to each Advance under such Variable Funding Note made by the Lender of:  (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.  The failure of the Lender to make any such notation on the schedule attached to any Variable Funding Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances Outstanding in accordance with their respective terms as set forth herein.

SECTION 2.02              Procedure for Advances.

(a)                                 During the Reinvestment Period, the Lender will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and this 2.02 and subject to the provisions of Article III hereof.

(b)                                 For each Advance that is a LIBOR Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent, with a copy to the Collateral Custodian, no later than 1:00 p.m. at least three Business Days before the Business Day on which the LIBOR Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. For each Base Rate Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent no later than 1:00 p.m. at least one Business Day before the Business Day on which the Base Rate Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day.  The Borrower or the Servicer shall post all Loan Agreements and other loan documents and information with respect to each proposed Eligible Loan Asset, if any, to an IntraLinks (or other replacement) website to which the Administrative Agent has access. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

to the end of the Reinvestment Period and (ii) repay or prepay Advances without any penalty, fee or premium after the end of the Reinvestment Period and prior to the Facility Maturity Date.

(e)                                  A determination by SMBC of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower by written notice from the Administrative Agent promptly after the Administrative Agent learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Advances at LIBOR, shall be conclusive absent manifest error.

(f)                                   If, on the last day of the Reinvestment Period (or within three Business Days after the occurrence of an Event of Default if the Reinvestment Period ends due to the occurrence of an Event of Default), the amount on deposit in the Unfunded Exposure Account is less than the ~~aggregate of all~~Unfunded Exposure ~~Amounts~~Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Exposure Amount Shortfall”).  Following receipt of a Notice of Borrowing (as described in clause (ii) below), the Lender shall fund such Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including without limitation (a) the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02, (b) the occurrence of an Event of Default or (c) the existence of (x) an Unmatured Event of Default or (y) a Borrowing Base Deficiency); provided that:

(i)                                     the Lender may fund such Exposure Amount Shortfall in its sole discretion to the extent that doing so would cause the Lender to make an Advance that would result in the aggregate outstanding principal amount of the Advances to exceed the Maximum Facility Amount (without taking into account the proviso set forth in the definition thereof);

(ii)                                  the Borrower shall have caused a properly completed Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available) to be delivered to the Administrative Agent (with a copy from the Administrative Agent to the Lender) on a timely basis; and

(iii)                               to the extent the Reinvestment Period has ended due to the occurrence of an Event of Default, the Lender shall have a funding obligation with respect to the Exposure Amount Shortfall under this Section 2.02(f) solely to the extent that (1) the Borrower shall have, prior to the date of such funding obligation, deposited an amount not less than the Unfunded Exposure Equity Amount in the Unfunded Exposure Account pursuant to Section 2.04(d)(vi) or by an equity contribution by Ares or by any combination of those two methods and (2) such funds, as of the date of such funding, remain on deposit in the Unfunded Exposure Account.

For the avoidance of doubt, the Borrower shall not be required to fund the Unfunded Exposure Account unless and until the occurrence of an Event of Default or the last day of the Reinvestment Period or as required to prevent the occurrence of a Borrowing Base Deficiency.  For the further avoidance of doubt, any obligation of the Lender to make an Advance pursuant to this Section 2.02(f) shall be without prejudice to the obligation of the Borrower to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom.

(g)                                  Notwithstanding anything to the contrary set forth herein, ~~the~~no Notice of Borrowing for ~~the Initial~~an Advance to be made after the Second Amendment Effective Date shall ~~not~~ be delivered prior to the first Business Day after the ~~Closing~~Second Amendment Effective Date.

SECTION 2.03              Determination of Yield. The Lender shall determine the Yield for the Advances Outstanding (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date and shall advise the Servicer thereof on the fourth Business Day prior to such Payment Date.

SECTION 2.04              Remittance Procedures. The Servicer, as agent for the Administrative Agent and the Lender, shall instruct the Bank and, if the Servicer fails to do so, the Administrative Agent or the Collateral Agent may instruct the Bank, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control (as defined in the Control Agreement), the Administrative Agent or the Collateral Agent shall instruct the Bank to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a)                                 Interest Payments During the Reinvestment Period and Absent an Event of Default. On each Payment Date during the Reinvestment Period, but so long as no Event of Default has occurred and, in any case, prior to the declaration or automatic occurrence of the Facility Maturity Date, the Servicer shall, pursuant to the first paragraph of this Section 2.04, transfer Interest Collections held by the Bank in the Interest Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts and priority, calculated as of the Determination Date immediately prior to such Payment Date:

(i)                                     pari passu to (a) the Collateral Agent, in payment in full of all accrued and unpaid Collateral Agent Fees and all Collateral Agent Expenses, and (b) the Collateral Custodian and the Bank, in payment in full of all accrued and unpaid Collateral Custodian Fees and the Collateral Custodian Expenses; provided that amounts payable to the Collateral Agent for the Collateral Agent Expenses and the Collateral Custodian and the Bank for the Collateral Custodian Expenses pursuant to the foregoing clauses (a) and (b) shall not exceed $15,000 for any Payment Date;

(ii)                                  to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(iii)                               to the Administrative Agent, all accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;

(iv)                              to the Lender, (a) all Yield payable on such Payment Date in accordance with the definition of “Yield”, (b) the Non-Usage Fee to the extent that such Non-Usage Fee is accrued and unpaid as of the last day of the related Remittance Period and (c) any Upfront Fee to the extent that such Upfront Fee is accrued and unpaid on such Payment Date;

(b)                                 Notwithstanding any other provision hereof, the Borrower shall not terminate this Agreement or any other Transaction Document during the Non-Call Period.  After the expiration of the Non-Call Period but prior to the second anniversary of the First Amendment Effective Date, (i) upon three Business Days’ prior written notice to the Administrative Agent and the Collateral Agent and only so long as no Event of Default has occurred and no Unmatured Event of Default exists, the Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon indefeasible payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Collateral Agent, the Administrative Agent and the Lender, the Make-Whole Premium and all other Obligations (other than unmatured contingent obligations) and (ii) with the prior written consent of the Administrative Agent, the Borrower may reduce the Maximum Facility Amount upon payment in full of the Make-Whole Premium, payment of all other Obligations (other than unmatured contingent indemnification obligations) and delivery of a Notice of Reduction at least one Business Day prior to such reduction; provided that no Event of Default or Unmatured Event of Default would result from such reduction in the Maximum Facility Amount. Any termination of this Agreement shall be subject to Section 11.05.  From and after the second anniversary of the First Amendment Effective Date, the Borrower may, at its option, terminate this Agreement and the other Transaction Documents or reduce the Maximum Facility Amount, as applicable, upon three Business Days’ prior written notice to the Administrative Agent and the Collateral Agent and only so long as no Event of Default has occurred and no Unmatured Event of Default exists.  From and after the second anniversary of the First Amendment Effective Date and subject to the satisfaction of the conditions set forth in the immediately preceding sentence, the Borrower may terminate this Agreement upon indefeasible payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Collateral Agent, the Administrative Agent and the Lender and payment of all other Obligations (other than unmatured contingent obligations) (but without the payment of any prepayment premiums, including the Make-Whole Premium, or prepayment fees).

(g)                                  Notwithstanding anything to the contrary in Section 2.18(b), no Make-Whole Premium shall be payable by the Borrower in the event that either (x) the Obligations are refinanced by the proceeds of any other financing of the Transferor or any of its Affiliates by any of the Administrative Agent or any of their respective Affiliates or (y) the Administrative Agent or any of their respective Affiliates enters into another credit facility or other financing with the Transferor or any of its Affiliates substantially concurrently with the termination of this Agreement (provided that in either case of clause (x) or clause (y) above, the aggregate commitments of such financing shall equal or exceed the Advances Outstanding on such date, and the Administrative Agent or its respective Affiliates hold at least 51% of the aggregate commitments of such replacement or other financing).

(c)                                  The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Lender to enter into this Agreement.

SECTION 2.19              Extension of Stated Maturity Date and Reinvestment Period.

(a)                                 The Borrower may, at any time after the first anniversary of the ~~First~~Second Amendment Effective Date, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” for an additional period of one year. The Stated Maturity Date may be extended by one year by mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer (such extension, the “Initial Stated Maturity Extension”). Following such Initial Stated Maturity Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” (as revised by the Initial Stated Maturity Extension) for an additional period of one year (such extension, the “Second Stated Maturity Extension”). The Stated Maturity Date (as revised by the Initial Stated Maturity Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer.  The effectiveness of either the Initial Stated Maturity Extension or the Second Stated Maturity Extension shall be conditioned upon the payment of a Stated Maturity Extension Fee (as defined in the SMBC Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer) or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Stated Maturity Date.

(b)                                 The Borrower may, at any time after the first anniversary of the ~~First~~Second Amendment Effective Date, make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” for an additional period of one year. Such date may be extended by one year by mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer (such extension, the “Initial Reinvestment Period Extension”). Following such Initial Reinvestment Period Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” (as revised by the Initial Reinvestment Period Extension) for an additional period of one year. Such date may be extended by one year upon the mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer (such extension, the “Second Reinvestment Period Extension”). The effectiveness of either the Initial Reinvestment Period Extension or the Second Reinvestment Period Extension shall be conditioned upon the payment of a Reinvestment Period Extension Fee (as defined in the SMBC Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer) or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in clause (a) of the definition of “Reinvestment Period”.

SECTION 2.20              Collections and Allocations.

The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received directly by it to the

(i)                                     Taxes.  The Borrower will file or cause to be filed its Tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(m)).

(j)                                    Notice of Event of Default.  The Borrower will provide the Administrative Agent (with a copy to the Collateral Agent), within two Business Days, written notice of the occurrence of each Event of Default of which the Borrower has knowledge or has received notice, other than notice received from the Administrative Agent. In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default, the Borrower will provide to the Collateral Agent and the Administrative Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(k)                                 Notice of Material Events.  The Borrower shall promptly, upon becoming aware thereof, notify the Administrative Agent of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(l)                                     Notice of Income Tax Liability.  The Borrower shall furnish to the Administrative Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Ares or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which Ares is a member in an amount equal to or greater than $~~50,000,000~~75,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $1,000,000 in the aggregate.  Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m)                             Notice of Auditors’ Management Letters.  The Borrower shall promptly notify the Administrative Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(n)                                 Notice of Breaches of Representations and Warranties under this Agreement.  The Borrower shall promptly notify the Administrative Agent if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent and the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the foregoing, the Borrower shall notify the Collateral Agent and the Administrative Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(o)                                 Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreement.  The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the

Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.

(p)                                 Notice of Proceedings.  The Borrower shall notify the Administrative Agent, as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, ~~material~~ judgment (including a ~~material~~ judgment with respect to the liability phase of a bifurcated trial) in or commencement of any ~~material~~ labor controversy, ~~material~~ litigation, ~~material~~ action, ~~material~~ suit or ~~material~~ proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, ~~affecting~~that could reasonably be expected to have a Material Adverse Effect on  the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower, the Servicer or the Transferor or any of their Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower that could reasonably be expected to result in liability to such Person or reduce the value of the Collateral Portfolio, in each case, in excess of $1,000,000 (after any expected insurance proceeds) shall be deemed to be ~~material~~reasonably expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower) that could reasonably be expected to result in liability to such Person in excess of $~~50,000,000~~75,000,000 (after any expected insurance proceeds) shall be deemed to be ~~material~~reasonably expected to have such a Material Adverse Effect.

(q)                                 Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent after receiving notice of the occurrence of any Reportable Event with respect to any Pension Plan of the Borrower (or any ERISA Affiliate thereof), and provide the Administrative Agent with a copy of such notice.

(r)                                    Accounting Changes.  As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent notice of any material change in the accounting policies of the Borrower.

(s)                                   Additional Documents.  The Borrower shall provide the Administrative Agent with copies of such documents as the Administrative Agent may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(t)                                    Protection of Security Interest.  With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Purchase and Sale Agreement, (ii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including without limitation (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Servicer, on behalf of the thereto with any of the officers or employees of the Servicer having knowledge of such matters.

(i)                                     The Servicer will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Collateral Portfolio, including, without limitation, the Records, with a legend, acceptable to the Administrative Agent describing the sale of the Collateral Portfolio from the Transferor to the Borrower.

(e)                                  Preservation of Security Interest.  The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f)                                   Servicing Standard.  The Servicer will comply in all material respects with the Servicing Standard in regard to the Collateral Portfolio.

(g)                                  Notice of Event of Default.  The Servicer will provide the Administrative Agent (with a copy to the Collateral Agent), within two Business Days, written notice of the occurrence of each Event of Default of which the Servicer has knowledge or has received notice, other than notice received from the Administrative Agent.  In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default, the Servicer will provide to the Collateral Agent and the Administrative Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h)                                 Taxes.  The Servicer will file its Tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(i)                                     Other.  The Servicer will promptly furnish to the Collateral Agent and the Administrative Agent such other information, documents, records or reports respecting the Collateral Portfolio, including without limitation the Records, or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent and the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(j)                                Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents.  The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any ~~executive officer~~Responsible Officer of the Servicer receives notice or obtains actual knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their Affiliates) or the Transaction Documents. Solely for purposes of this Section 5.03(j), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower that could reasonably be expected to result in liability to the Borrower or reduce the value of the Collateral Portfolio, in each case, in excess of $1,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower) that could reasonably be expected to result in liability to such Person in excess of $~~50,000,000~~75,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a Material Adverse Effect.

(k)                                 Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(l)                                     Loan Asset Register.

(i)                                     The Servicer shall maintain, or cause to be maintained, with respect to each Noteless Loan Asset a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Asset Register”) in which it will record, or cause to be recorded, (v) the amount of such Noteless Loan Asset, (w) the amount of any principal or Interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan Asset received from the Obligor, (y) the date of origination of such Noteless Loan Asset and (z) the maturity date of such Noteless Loan Asset.

(ii)                                  At any time a Noteless Loan Asset is included as part of the Collateral Portfolio pursuant to this Agreement, the Servicer shall deliver to the Administrative Agent, the Collateral Agent and the Collateral Custodian a copy of the related Loan Asset Register, together with a certificate of a Responsible Officer of the Servicer (in the form of Exhibit P) certifying to the accuracy of such Loan Asset Register as of the applicable Cut-Off Date.

(m)                             Special Purpose Entity Requirements.  The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b); provided that for the avoidance of doubt, the Servicer shall not be required to expend any of its own funds to cause the Borrower to be in compliance with subsection 5.02(a)(v) or subsection 5.01(b)(xvii) (it being understood that this proviso shall in no way affect the obligation of the Servicer to manage the activities and liability of the Borrower such that the Borrower maintains compliance with either of the foregoing subsections).

(n)                                 Accounting Changes.  As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent notice of any material change in the accounting policies of the Servicer.

(o)                                 Proceedings Related to the Collateral Portfolio.  The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. Solely, for purposes of this Section 5.03(o), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio that ~~may~~could reasonably be expected to reduce the value of the Collateral Portfolio in excess of $5,000,000 (after any expected insurance proceeds) or more shall be deemed to be expected to have such a Material Adverse Effect.

(p)                                 Compliance with Legal Opinions. The Servicer shall take all actions necessary to maintain in all material respects the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets.

(q)                                 Instructions to Administrative Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(r)                                    Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

(s)                                   Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreement.  The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.

(t)                                    Audits. At the discretion of the Administrative Agent, the Servicer shall periodically allow the Administrative Agent (during normal office hours and upon reasonable

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 6.01              Appointment and Designation of the Servicer.

(a)                                 Initial Servicer.  The Borrower, the Lender and the Administrative Agent hereby appoint Ares, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Administrative Agent gives Ares a Servicer Termination Notice in accordance with the terms of this Agreement, Ares hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)                                 Servicer Termination Notice.  The Borrower, the Servicer, the Lender and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent) (a “Servicer Termination Notice”), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a Replacement Servicer, and the Replacement Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the Replacement Servicer in assuming such obligations.

(c)                              Appointment of Replacement Servicer.  At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may, at its discretion, (i) appoint SMBC (or an Affiliate thereof) as Servicer under this Agreement and, in such case, all authority, power, rights and obligations of the Servicer shall pass to and be vested in SMBC (or an Affiliate thereof) or (ii) appoint a new Servicer which shall be an Eligible Replacement (as defined below) (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. In the event that SMBC (or an Affiliate thereof) or a Replacement Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than ~~United States~~

performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent.  No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01              Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)                                 (i) the Borrower shall enter into one or more agreements for borrowed money other than this Agreement or without the consent of the Administrative Agent or (ii) the Servicer or the Transferor defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of $~~50,000,000~~75,000,000 and any such failure continues unremedied for two Business Days and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b)                                 any failure on the part of the Borrower or the Transferor duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Transferor set forth in this Agreement or the other Transaction Documents to which the Borrower or the Transferor is a party and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent, the Lender or the Collateral Agent and (ii) the date on which the Borrower or the Transferor acquires knowledge thereof; or

(c)                                  the occurrence of a Bankruptcy Event relating to the Transferor or the Borrower; or

(d)                                 the occurrence of a Servicer Termination Event (subject to the applicable cure periods set forth in the definition of “Servicer Termination Event”); or

(e)                                  (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $~~50,000,000, against~~75,000,000, (in the case of the Transferor), or $1,000,000 ~~against~~(in the case of Borrower) (excluding, in each case, any amounts covered by insurance), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or discharged during such 60 day period or (2) the Transferor or the Borrower shall have made payments of amounts in excess of $~~50,000,000~~75,000,000 (in the case of the Transferor) or $1,000,000 (in the case of the Borrower), in the settlement of any litigation, claim or dispute (excluding ~~payments made from~~, in each case, any amounts covered by insurance ~~proceeds~~); or

(f)                                   the Borrower either shall cease to be an Affiliate of the Transferor or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g)                                  (1)                                 any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Servicer,

(2)                                 (A) the Borrower, the Transferor or the Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (B) there shall be a contest in any manner of the effectiveness, validity, binding nature or enforceability of any Transaction Document or of any Lien or security interest thereunder by any other party (other than the Administrative Agent, the Collateral Agent or the Lender) which has a substantial likelihood of causing a Material Adverse Effect, as determined by the Administrative Agent, in its reasonable discretion;

(3)                                 any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h)                                 the Advances Outstanding on any day exceeds the Borrowing Base and has not been remedied in accordance with Section 2.06; or

(i)                                     failure on the part of the Borrower, the Transferor or the Servicer to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.06) on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(j)                                    the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(k)                                 the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Transferor and such Lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of direct the Collateral Custodian, or the Administrative Agent.  The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default or a Notice of Exclusive Control (as defined in the Control Agreement), unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

SECTION 12.03       Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

SECTION 12.04       Collateral Custodian Compensation.

As compensation for the Collateral Custodian’s activities hereunder and the Bank’s activities hereunder and under the Control Agreement, the Collateral Custodian and the Bank shall be entitled to the Collateral Custodian Fees and the Collateral Custodian Expenses from the Borrower as set forth in the U.S. Bank Fee Letter.  The Collateral Custodian and the Bank shall be entitled to receive the Collateral Custodian Fees and Collateral Custodian Expenses to the extent of funds available therefor pursuant to Section 2.04; provided that, for the avoidance of doubt, to the extent funds are not so available on any Payment Date to pay such fees or reimburse such expenses incurred during the immediately ended Remittance Period, such payment or reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04. The Collateral Custodian’s and the ~~Banks’s~~Bank’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of:  (i) its removal as Collateral Custodian pursuant to Section 12.05, (ii) the Collateral Custodian’s resignation as Collateral Custodian pursuant to Section 12.07 or (iii) the termination of this Agreement.

SECTION 12.05       Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

Exhibit B

CHANGED PAGES TO THE PURCHASE AND SALE AGREEMENT

(See attached)

EXECUTION VERSION

Conformed through Omnibus Amendment No. ~~1~~2

PURCHASE AND SALE AGREEMENT

by and between

ARES CAPITAL JB FUNDING LLC,

as the Purchaser

and

ARES CAPITAL CORPORATION,

as the Seller

Dated as of January 20, 2012

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of January 20, 2012, by and between ARES CAPITAL CORPORATION, a Maryland corporation, as the seller (the “Seller”) and ARES CAPITAL JB FUNDING LLC, a Delaware limited liability company, as the purchaser (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser has agreed to Purchase (as hereinafter defined) from the Seller from time to time, and the Seller has agreed to Sell (as hereinafter defined) to the Purchaser from time to time, certain Loan Assets and Portfolio Assets (in each case, as hereinafter defined) related thereto on the terms set forth herein;

WHEREAS, it is contemplated that the Purchaser will grant a security interest in the Loan Assets and Portfolio Assets Purchased hereunder, to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan and Servicing Agreement (as defined herein) and the related Transaction Documents; and

WHEREAS, the Seller agrees that all representations, warranties, covenants and agreements made by the Seller herein with respect to the Sale Portfolio shall also be for the benefit of any Secured Party.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Purchaser and the Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.           General.  The specific terms defined in this Article include the plural as well as the singular.  Words herein importing a gender include the other gender.  References herein to “writing” include printing, typing, lithography and other means of reproducing words in visible form.  References to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement or the Loan and Servicing Agreement (as hereinafter defined).  References herein to Persons include their successors and assigns permitted hereunder or under the Loan and Servicing Agreement.  The terms “include” or “including” mean “include without limitation” or “including without limitation”.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Article, Section, Schedule and Exhibit references, unless otherwise specified, refer to Articles and Sections of and Schedules and Exhibits to this Agreement.  References to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time,

(f)            [Reserved].

(g)           Taxes.  The Seller will file or cause to be filed its Tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.1(m)).

(h)           Cooperation with Requests for Information or Documents.  The Seller will cooperate fully with all reasonable requests of the Purchaser and its assigns regarding the provision of any information or documents, necessary or desirable, including the provision of such information or documents in electronic or machine—readable format, to allow each of the Purchaser and its assignees to carry out their responsibilities under the Transaction Documents.

(i)            Payment, Performance and Discharge of Obligations.  The Seller will pay, perform and discharge all of its obligations and liabilities, including, without limitation, all Taxes, assessments and governmental charges upon its income and properties, when due, unless and only to the extent that such obligations, liabilities, Taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Seller and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

(j)            Notices.  The Seller will furnish to the Purchaser, the Collateral Agent and the Administrative Agent:

(i)            Notice of Income Tax Liability.  The Seller shall provide telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of the Seller or any “affiliated group” (within the meaning of Section 1504(a)(1) of the Code) of which the Seller is a member in an amount equal to or greater than $~~50,000,000~~75,000,000 in the aggregate, or (ii) to the Tax liability of the Purchaser in an amount equal to or greater than $1,000,000 in the aggregate.  Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)           Notice of Auditors’ Management Letters.  The Seller shall provide promptly, after the receipt thereof, any auditors’ management letters that are received by the Seller or by its accountants;

(iii)          Notice of Breaches of Representations and Covenants.  The Seller shall provide promptly, upon receipt of notice or discovery thereof, notice (i) if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given or (ii) of the breach of any covenant under Section 5.1, Section 5.2 or Section 5.3 and at the same time deliver to the Purchaser, the Collateral Agent, the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the

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foregoing, the Seller shall notify the Purchaser, the Collateral Agent and the Administrative Agent in the manner set forth in the preceding sentence before any Purchase Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iv)          Notice of ERISA Reportable Events.  The Seller shall provide promptly, after receiving notice of any Reportable Event with respect to any Pension Plan of the Seller (or any ERISA Affiliate thereof), a copy of such notice;

(v)           Notice of Proceedings.  The Seller shall provide, as soon as possible and in any event within three Business Days after the Seller receives notice or obtains knowledge thereof, notice of any settlement of, ~~material~~ judgment (including a ~~material~~ judgment with respect to the liability phase of a bifurcated trial) in or commencement of any ~~material~~ labor controversy, ~~material~~ litigation, ~~material~~ action, ~~material~~ suit or ~~material~~ proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, ~~affecting~~that could reasonably be expected to have a Material Adverse Effect on the Sale Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Sale Portfolio, or the Purchaser, the Servicer or the Seller or any of their Affiliates.  For purposes of this Section 5.2(j), (A) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Sale Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Sale Portfolio, or the Purchaser that could reasonably be expected to result in liability to such Person or reduce the value of the Sale Portfolio, in each case, in excess of $1,000,000 (after any expected insurance proceeds) shall be deemed to be ~~material~~reasonably expected to have such a Material Adverse Effect and (B) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Seller or any of their Affiliates (other than the Purchaser) that could reasonably be expected to result in liability to such Person in excess of $~~50,000,000~~75,000,000 (after any expected insurance proceeds) shall be deemed to be ~~material~~reasonably expected to have such a Material Adverse Effect;

(vi)          Notice of Material Events.  The Seller shall promptly, upon becoming aware thereof, provide notice of any event or other circumstance that is reasonably likely to have a Material Adverse Effect;

(vii)         Notice of Event of Default.  The Seller shall provide, within two Business Days, written notice of the occurrence of each Event of Default of which the Seller has knowledge or has received notice, other than notice received from the Administrative Agent.  In addition, no later than two Business Days following the Seller’s knowledge or notice of the occurrence of any Event of Default, the Seller will provide to the Purchaser, the Collateral Agent and the Administrative Agent a written statement of a Responsible Officer of the Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto;

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receiver, trustee or other custodian for all or a substantial part of its property; (D) the making by the Seller of any general assignment for the benefit of creditors; (E) the inability or failure of the Seller generally to remain Solvent or pay its debts as such debts become due; or (F) the board of directors of the Seller authorizes action to approve any of the foregoing; or

(v)           the occurrence of (A) an Event of Default set forth in Section 7.01 of the Loan and Servicing Agreement (past any applicable notice or cure period provided in the definition thereof) or (B) the Facility Maturity Date; or

(vi)          the Seller has been terminated as Servicer following a Servicer Termination Event with respect to the Servicer under the Loan and Servicing Agreement; or

(vii)         a notice of Lien shall have been filed by the Pension Benefit Guaranty Corporation against the Seller under Section 430(k) of the Code or Section 303(k) of ERISA for a failure to make a required installment or other payment to a plan to which Section 430(k) of the Code or Section 303(k) of ERISA applies unless there shall have been delivered to the Administrative Agent proof of release of such Lien; or

(viii)        any Lien in an amount equal to or greater than ~~50,000,000~~$75,000,000 has been asserted against or imposed on, any real or personal property of the Seller pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9607(1), or any equivalent or comparable state law, relating to or arising from the costs of, response to, or investigation, remediation or monitoring of, any environmental contamination resulting from the current or past operations of the Seller; or

(ix)          a Federal tax notice of Lien, in an amount equal to or greater than $~~50,000,000~~75,000,000, shall have been filed against the Seller unless there shall have been delivered to the Administrative Agent proof of release of such Lien;

then, (A) in the case of any Seller Termination Event described in paragraph (iv), (v)(A), (vi), (vii), (viii) or (ix) above, the obligation of the Purchaser to Purchase Sale Portfolio from the Seller shall thereupon automatically terminate without further notice of any kind, the receipt of which by the Seller is hereby waived by the Seller, (B) in the case of any Seller Termination Event described in paragraph (v)(B) above, the obligation of the Purchaser to Purchase Sale Portfolio from the Seller shall thereupon terminate without notice of any kind, which is hereby waived by the Seller unless both the Purchaser and the Seller agree in writing that such event shall not trigger an Early Termination (as hereinafter defined) hereunder, and (C) in the case of any other Seller Termination Event, so long as such Seller Termination Event shall be continuing, the Purchaser or the Administrative Agent may terminate the Purchaser’s obligation to Purchase Sale Portfolio from the Seller by written notice to the Seller (any termination pursuant to clause (A), (B) or (C) of this Article VIII is herein called an “Early Termination”); provided that, in the event of any involuntary petition or proceeding as described in paragraphs (iv)(A) and (iv)(B) above, the Purchaser shall not Purchase Sale Portfolio from the Seller unless such involuntary petition or proceeding is dismissed, bonded or discharged prior to such

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